Exhibit 10.106

FY 2009 Bonus Plan

The Company’s (non-executive) compensation philosophy is to pay a combination of base salary and bonus that in aggregate is competitive to market rates, but which gives the Company flexibility during industry down cycles to retain key employees while managing costs. The non-executive bonuses are in the form of profit sharing and spot bonuses determined by the CEO. The Company’s executive compensation is to pay a combination of base salary and bonuses that are in aggregate competitive to market rates, and to reward executives for corporate financial performance and the achievement of individual personal goals important to implementing the corporate operating or strategic plans.

Outline of 2009 Bonus Plan:

1. Non executive bonuses in the form of profit sharing and spot bonuses for extraordinary contributions or efforts.

2. The non executive spot bonus pool is at the discretion of the CEO (based on recommendations from his executives) and consists of a fixed portion of up to $100K/quarter.

3. The total variable bonus pool depends upon Company performance

a. Size of bonus pool starts growing at a minimum threshold (e.g., 2.6% ROE) and reaches the target level at a target threshold ( 5.2% ROE).

b. If the Company performance exceeds the target threshold, then the executive bonus pool will continue to grow, at a slower rate (e.g., bonus pool increases 1/5 for every 1.04% increase of ROE, up to a maximum of 2X target at 10.4% ROE).

4. The total bonus pool consists of the executive bonus pool, the non executive discretionary or spot bonus pool, and profit sharing. For example on an annual basis:

a) Executive Bonus Pool: Currently set as a % base salary and totals to a target of about $750K / yr at 5.2% ROE. Grows from zero at 2.6% ROE to target at 5.2% ROE. Above 5.2% ROE grows at half that rate to 2x target at 10.4% ROE.

b) Non-executive spot Bonus Pool: up to a maximum of $100K per quarter. At the discretion of the CEO the un-awarded portion of the non-executive spot bonus pool may be carried forward from quarter to quarter in a fiscal year, or left as net profit.

c) Profit Sharing: Growing from zero at 2.6% ROE to a target and cap of 10% non executive salary base at 5.2% ROE (Approximately $800K at 5.2% ROE).

5. After tax profit (PAT) will be used to calculate the bonus pool and will be net of the CEO Non Executive Spot Bonus Pool, the Profit Sharing Bonus Pool above, and the Executive Bonus Pool. The ROE (= PAT / $57.3M) for each quarter will be year-to-date.

a) At 5.2% ROE, the PAT will be about 0.052x$57.3M = $2.98M.

b) At 5.2% ROE the target executive bonus pool is approx. $0.75M.

c) At 5.2% ROE, the total non executive bonus pool is approx. $1.2M ($400K + $800K).

6. The executive pool provides for quarterly payments to executive officers based upon ROE and individual performance with the aggregate bonus payments to each executive officer for all four fiscal quarters based upon a targeted percentage of the executive officer’s annual base salary. The total executive bonus pool depends upon Company ROE performance (section 4). Payments, if any, to each executive that reports to the CEO, are calculated based upon the executive officer’s achievement of pre-set individual performance goals as determined by the CEO, and reviewed and approved by the Compensation Committee. Bonus payments, if any, to the CEO are measured by the CEOs achievement of his pre-set individual performance goals, as determined by the Compensation Committee.

a) Prior to each quarterly Compensation Committee Meeting, the CEO will submit a report to the Compensation Committee for each executive: measurable goals that quarter; accomplishments against each goal; score for each goal and recommended bonus. The Committee will review the proposal and make its recommendation to the entire board which will review the proposal and make the final decision regarding the bonus for each executive.

b) Within 3 weeks after the beginning of each quarter, The CEO will set quarterly goals for each executive and submit them to the Compensation Committee, and the Compensation Committee will agree with the CEO on goals for the CEO. The goals for the CEO and CFO shall be reviewed by the Compensation Committee and then entire Board at the quarterly meeting. Typically each executive will be measured against 3-5 key goals per quarter, but it could be as few as 1 or as many as 10. Each goal will be absolutely measurable with a specific completion date within the quarter. If the goals for an executive are not set and agreed to within one week after the quarterly board meeting, the Compensation Committee may vote to have that executive disqualified from participating in all or part of the bonus pool for that quarter.

c) Prior to the quarterly Compensation Committee meeting the CEO will recommend to the Committee the distribution of up to 100% of the Executive Bonus Pool, for the quarter most recently completed, that is determined by ROE (item 4.) The CEO may recommend to the Compensation Committee that unused portions of the executive Bonus Pool remain as net profits, remain in the executive bonus pool for future quarters in that fiscal year, or be transferred to the non-executive bonus pool. The Committee will make a final determination for the disposition of the unused portion of the executive bonus pool.

7. Executive bonuses are to be earned quarterly but paid out in a non linear profile used in the 2008 bonus plan, in the ratios of (12, 15, 23, 50). Actual Quarterly bonuses payouts are based on cumulative achievements and year-to-date ROE.

a) After the end of the first quarter, the YTD annualized ROE and to the YTD annualized executive bonus pool are calculated. Up to 12% of the YTD annualized executive bonus pool may be paid out according to the achievement of company as well as individual personal goals.

b) After the end of the second quarter, the annualized ROE and the YTD annualized executive bonus pool are calculated. Up to 27% of the YTD annualized executive bonus pool less the amount paid out for quarter 1, may be paid out according to the achievement company and of individual personal goals.

c) After the end of the third quarter, the YTD annualized ROE and the YTD annualized executive bonus pool are calculated. Up to 50% of the executive bonus pool, less the amounts paid out for quarter 1 and quarter 2, may be paid out according to the achievement of company and individual personal goals.

d) After the end of the fourth quarter, the YTD annualized ROE and the YTD annualized executive bonus pool are calculated. Up to 100% of the executive bonus pool, less the amounts paid out for quarter 1, quarter 2 and quarter 3, may be paid out according to the achievement of company and individual personal goals.

e) If after any quarter the calculated executive bonus pool less the amounts paid out in previous quarters is negative, then no executive bonuses may be paid under this plan.

f) If at the end of the fiscal year the net income and/or revenue meets or exceeds the plan net income and revenue, then the executive bonus pool may be increased according to section 4.

8. Guidelines for distribution of the personal goals portion of the executive bonus pool:

a) The goals accomplishment percentages are to be between 0 and 100%.

b) The following guidelines allow the CEO latitude in utilizing the un-awarded portion of the executive bonus pool, for growth of shareholder value:

1.	Additional bonus to executives who demonstrated extraordinary performance (this accommodates those situations where an executive’s goal is unachievable by forces outside his control, or where the executive accomplish something very important to the Company (e.g., a key development that is important long term), that isn’t in their quarterly goals (which tend to be more short-term focused on ROE).

2.	Ability to move some or all of the unused executive pool to the non executive pool. This could be especially useful when the Company is in a down cycle where the non executive bonus pool is shrinking, and the CEO is trying to build and incentive reservoir for key non-executive performers.

3.	Allowing for some or all of the un-awarded portion of the executive bonus pool and the non executive spot bonus pool to be carried over from quarter to quarter within a fiscal year, to allow further flexibility for incentives.

Below is a graphic sample of how the quarterly bonus pool (executive bonus pool and the profit sharing pool, to a cap of 10%) will be calculated. It grows linearly from 2.6% to 5.2% ROE, and then the executive bonus pool continues to grow linearly at half that slope to 10.4% ROE, with the executive bonus pool cap being 2X the target bonus pool cap at 5.2% ROE.

Total Bonus Pool vs. ROE

Total Bonus Pool = Spot Bonus Pool (fixed at $100K/qtr) + Executive Bonus Pool (variable from zero at 2.6% ROE to target at 5.2% ROE to 2X target at 10% ROE) + Profit Sharing (variable from zero at 2.6% ROE to target and cap at 5.2% ROE)

Bonus Pool
$2,700K
Maximum total bonus pool
$1,950K
Total target bonus pool
$400K
Base spot bonus pool
ROE
2.6%
Threshold for bonus pool formation
5.2%
Target ROE for target bonus
10.4%
Maximum ROE for bonus pool calculation